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                                                                    EXHIBIT 12.1
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                                                      Aviation Sales Company
                                                Ratio to Earnings to Fixed Charges


                                     September 30,                                        December 31,
                            -----------------------------    ---------------------------------------------------------------------
                                2001             2000             2000          1999          1998          1997          1996
                            -------------    ------------    -------------   -----------   -----------   -----------    ----------
Earnings from Continuing
  Operations                $(103,052,000)   $(39,778,000)   $(115,873,000)  $ 2,998,000   $ 8,534,000   $(3,007,000)   $6,618,000
Pro Forma Earnings from
  Continuing Operations       (92,090,000)                    (101,123,000)

Interest and Debt
  Amortization:
  Interest Expense            18,876,000      15,236,000       20,347,000    18,649,000     3,895,000       677,000**      61,000**

                            -------------    ------------    -------------   -----------   -----------   -----------    ----------
    Total Interest and
      Debt Amortization        18,876,000      15,236,000       20,347,000    18,649,000     3,895,000       677,000        61,000
                            -------------    ------------    -------------   -----------   -----------   -----------    ----------
Pro Forma Interest and
  Debt Amortization             7,914,000                        5,597,000

Rent Expense                    6,067,500       6,067,500***     8,090,000     8,112,000     2,423,000       281,000*      305,000*
Percent of Rent Deemed
  Interest                             33%             33%              33%           33%           33%           33%           33%
                            -------------    ------------    -------------   -----------   -----------   -----------    ----------
Interest Component of Rent  $   2,022,500    $  2,022,500    $   2,696,667   $ 2,704,000   $   807,667   $    93,667    $  101,667

Fixed Coverage Ratio                 (4.9)           (2.3)            (5.0)          0.1           1.8          (3.9)         40.7

Pro Forma Fixed Coverage
  Ratio                              (9.3)                           (12.2)
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*   1997 and 1996 rent expense represents rent expense of Whitehall Corp. as disclosed in their audited financial statements. During 1997 and 1996, all other subsidiaries of Aviation Sales with rent expense are now considered discontinued operations.

** 1997 and 1996 interest expense represents rent expense of Whitehall Corp. as disclosed in their audited financial statements. During 1997 and 1996, all other subsidiaries of Aviation Sales with interest expense are now considered discontinued operations (i.e., Aviation Sales' revolver utilized to fund inventory and receivables of the Aviation Sales Distribution Company business).

*** September 2000 rent is calculated as 3/4 rent for the year ended December
    2000 as there were no significant changes in facilities during the year.